Exhibit 99.1
n e w s    r e l e a s e
QLT ANNOUNCES THIRD QUARTER RESULTS FOR 2008

For Immediate Release	October 28, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the third quarter ended September 30, 2008. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“This has been a very productive quarter for QLT,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “The Company is in a much stronger position today than it was at the beginning of the year. The successful divestment of three assets provided us with enough capital to redeem our convertible debt and it leaves us in a position of strength with $155.9 million in unrestricted cash. Also, our royalty revenue from Visudyne® and Eligard® continue to be significant to the Company and provide additional funding for our internal development programs, including our proprietary punctal plug drug elution technology trials. As we announced separately this morning, the data from our Phase 2 CORE trial showed a meaningful reduction in intra-ocular pressure, suggesting that we are making progress in advancing this platform technology.”
In a separate matter, QLT’s worldwide Visudyne licensee, Novartis, recently announced a restructuring of its U.S. commercial organization. As part of the restructuring, Novartis will no longer have a dedicated Ophthalmic sales force, however it will continue to support Visudyne in the U.S. with indirect sales methods. In the near term, we expect profitability to increase as a result of reduced selling and administrative expenses.
2008 3Q FINANCIAL RESULTS
Worldwide Product Sales
As previously announced, global Visudyne sales for the third quarter were $34.1 million, a decrease of 30.1% from sales in the third quarter of 2007. Sales in the U.S. were $9.1 million, down 2.9% from the prior-year third quarter, while sales outside the U.S. were $24.9 million, down 36.6% from the prior year. The drop in Visudyne sales was primarily due to the approval and reimbursement in Europe of alternative therapeutics for age-related macular degeneration. We now believe that Visudyne sales for the year will be at the low end of our guidance range of $145 million to $160 million.
Worldwide Eligard sales in the third quarter were $54.7 million, an increase of 18.3% over the third quarter of 2007. U.S. sales of $16.9 million were down 9.5% from last year’s third quarter, while sales outside the U.S. increased 37.2% to $37.8 million.

QLT Revenues
For the third quarter, total revenue of $10.9 million was down 25.6% from the third quarter of 2007 due primarily to the drop in worldwide Visudyne product sales, which more than offset the improvement in Visudyne profitability. QLT’s share of profit from Visudyne sales in the third quarter was 22.6%, up from 18.8% a year ago, as spending to support the product fell more than 40% from the prior-year quarter. All royalty and product revenues derived from Eligard product sales are now included in Income from discontinued operations, net of income taxes.
QLT Expenses
For the third quarter of 2008, expenditures for research and development (R&D) were $6.9 million compared to $9.1 million in the same period of 2007. The decrease occurred as increased spending on the punctal plug program was more than offset by declines related to preclinical research and lemuteporfin. Selling, general and administrative (SG&A) expense was $4.4 million, down from $6.0 million in the third quarter of 2007, primarily due to savings realized from our restructuring.
Gains on Asset Divestments
QLT reported gains on the three divestments that occurred during the third quarter. The gain on the sale of the building and land of $21.3 million was included as a separate line item within continuing operations. The combined pre-tax gains on the divestures of Aczone® and Atrigel® of $134.3 million were reported as part of income from discontinued operations.
Operating Income / Loss
Operating income for the third quarter was $17.0 million, but excluding the gain on the sale of building and land we had an operating loss of $4.2 million. This compared favorably to an operating loss of $6.5 million in the prior-year quarter as a result of lower operating expenses, which more than offset the drop in contribution from Visudyne.
Income from Discontinued Operations, Net of Income Taxes
Income from discontinued operations, net of income taxes, was $134.8 million for the third quarter compared to income of $2.2 million in the third quarter last year. The increase was driven by gains realized on the divestment of Aczone and Atrigel during the quarter.
Earnings Per Share (EPS) / Loss Per Share
QLT reported EPS of $1.97 in the third quarter of 2008 compared to EPS of $0.00 in the prior-year quarter. The improvement was primarily the result of gains recorded related to asset divestments during the quarter.
In the third quarter, non-GAAP EPS was $0.05, as the gains on asset divestments, restructuring charge, stock compensation, accrued cost of sales re: MEEI and other items were backed out of GAAP EPS. The full reconciliation of GAAP to non-GAAP EPS for the third quarter and nine months is provided in Exhibits 1 and 2, attached.
Cash and Short-Term Investments
The Company’s consolidated cash balance at September 30, 2008 consisted of $155.9 million of cash and cash equivalents and $124.0 million of restricted cash. The restricted cash balance related to the bond posted to stay the execution of the July 17, 2007 judgment, pending appeal, in the MEEI litigation. During the quarter, the Company redeemed all of the $172.5 million of convertible notes that it issued in August 2003. The reported September 30, 2008 cash balance reflects collection of the net proceeds for the three asset divestments, repayment of the convertible notes, as well as a $16.5 million cash installment paid for income taxes that is expected to be adequate to cover all tax liabilities resulting from the three divestments during the quarter.

RECENT COMPANY HIGHLIGHTS
*  Released data from the Phase 2 CORE trial that is a study using QLT’s punctal plug delivery technology in combination with Xalatan® and a conventional plug in patients with glaucoma or ocular hypertension.
*  Completed the previously disclosed agreement to sell the land and building comprising the Company’s corporate headquarters and the adjacent undeveloped parcel of land in Vancouver, British Columbia for Cdn$65.5 million to Discovery Parks Holdings Ltd. (“Discovery Parks”), in its capacity as trustee of Discovery Parks Trust and Discovery Parks Trust 2. In conjunction with the sale, QLT entered into a five-year lease with Discovery Parks for approximately thirty percent of the facility and will provide two-year 6.5% interest-only second mortgage vendor financing in the amount of Cdn$12 million.
*  Entered into an exclusive license agreement with Reckitt Benckiser Pharmaceuticals Inc. for Atrigel, a sustained-release drug delivery technology, except for certain rights being retained by QLT USA and its prior licensees. Under the terms of the license agreement and related asset purchase agreement, QLT USA received an aggregate upfront payment of US$25 million and may receive potential milestone payments of up to US$5 million based on the successful development of two Atrigel-formulated products. As part of the transaction, Reckitt acquired 18 employees from QLT USA and took over most of its corporate facility located in Fort Collins, Colorado.
*  Initiated a Phase I safety study in healthy adults of QLT091001, an orally administered synthetic retinoid replacement therapy for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle. The drug is being developed under a Co-Development agreement with Retinagenix LLC for the potential treatment of Leber’s Congenital Amaurosis (LCA), an inherited progressive retinal degenerative disease that leads to retinal dysfunction and visual impairment beginning at birth. Phase I data is expected to be reported in the first half of 2009.
*  Completed the redemption of $172.5 million of convertible notes.
UPCOMING EVENTS
On November 10, 2008, as part of the FP04 Glaucoma Original Paper Session, Dr. Rick Lewis, the principal investigator and co-authors Carolina Mendoza-Perez MD and Gustavo Velasco Gallegos will be presenting the previously announced results of QLT’s punctal plug delivery proof-of-concept study at the 2008 American Academy of Ophthalmology Annual Meeting in Atlanta, GA.
PA034 Enhancing Patient Compliance Using a Punctal Plug Delivery System for Reduction of
Elevated IOP in the Management of Glaucoma
Date and Time: Monday Nov 10, 08:42 AM – 08:50 AM
Location: Georgia World Congress Center,
Room: A411
On November 12, 2008 Bob Butchofsky, CEO, will be giving a corporate presentation at the Rodman & Renshaw Annual Global Investment Conference in New York, NY.
The Company expects to present six-month results from its RADICAL trial before year-end. The RADICAL trial is a Phase II, multicenter, randomized, single-masked study comparing reduced-fluence Visudyne-Lucentis combination therapies and Lucentis monotherapy in subjects with choroidal neovascularization (CNV) secondary to age-related macular degeneration (AMD).

Conference call information
QLT Inc. will hold an investor conference call to discuss third quarter 2008 results on Tuesday, October 28, 2008 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands of United States dollars, except per share information)	2008	2007	2008	2007

(Unaudited)
Revenues
Net product revenue	$10,868	$14,606	$36,462	$54,170

Costs and expenses
Cost of sales	1,969	2,805	7,331	9,432
Accrued cost of sales re: MEEI(1)	1,020	1,461	3,332	1,461
Research and development	6,887	9,081	23,049	26,236
Selling, general and administrative	4,422	5,989	15,519	15,980
Depreciation	464	1,334	2,566	3,910
Litigation	—	265	864	110,162
Gain on sale of long-lived assets	(21,289)	—	(21,289)	—
Restructuring charge	349	174	9,439	668

	(6,178)	21,109	40,811	167,849

Operating income (loss)	17,046	(6,503)	(4,349)	(113,679)

Investment and other (expense) income
Net foreign exchange losses	(296)	(863)	(58)	(1,285)
Interest income	1,853	3,818	5,789	11,163
Interest expense	(2,743)	(2,735)	(8,811)	(5,965)
Other	26	3,165	288	4,429

	(1,160)	3,385	(2,792)	8,342

Income (loss) from continuing operations before income taxes	15,886	(3,118)	(7,141)	(105,337)

(Provision) recovery of income taxes	(3,749)	1,316	(144)	36,233

Income (loss) from continuing operations	12,137	(1,802)	(7,285)	(69,104)

Income from discontinued operations, net of income taxes	134,789	2,153	136,302	5,653

Net Income (loss)	$146,926	$351	$129,017	$(63,451)

Basic net income (loss) per common share
Continuing operations	$0.16	$(0.02)	$(0.10)	$(0.92)
Discontinued operations	1.81	0.03	1.83	0.08

Net income (loss)	$1.97	$0.00	$1.73	$(0.85)

Diluted net income (loss) per common share
Continuing operations	$0.16	$(0.02)	$(0.10)	$(0.92)
Discontinued operations	1.81	0.03	1.83	0.08

Net income (loss)	$1.97	$0.00	$1.73	$(0.85)

Weighted average number of common shares outstanding (in thousands)
Basic	74,620	74,618	74,620	75,003
Diluted	74,620	74,624	74,620	75,003

(1)	Amount accrued on Visudyne sales since June 30, 2007 pursuant to and pending outcome of appeal of the judgment rendered in the MEEI litigation.

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	September 30,	December 31,
(In thousands of United States dollars)	2008	2007

(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$155,945	$126,731
Restricted cash	123,964	123,495
Accounts receivable	29,834	25,257
Income taxes receivable	64,523	48,421
Inventories	12,433	18,511
Current portion of deferred income tax assets	11,843	19,392
Other	8,467	11,930

	407,009	373,737

Property, plant and equipment	3,943	11,643
Assets held for sale	48	41,107
Deferred income tax assets	31,375	7,041
Goodwill	23,145	94,903
Mortgage receivable	11,276	—
Long-term inventories and other assets	23,640	20,556

	$500,436	$548,987

LIABILITIES
Current liabilities
Accounts payable	$9,442	$8,486
Accrued restructuring charge	800	153
Accrued liabilities	131,509	123,294
Convertible debt	—	172,500
Current portion of deferred revenue	7,459	8,431
Current portion of deferred income tax liabilities	—	11,291

	149,210	324,155

Uncertain tax position liabilities	2,122	2,070
Deferred revenue	1,837	2,939

	153,169	329,164

SHAREHOLDERS’ EQUITY
Common shares	702,221	702,221
Additional paid in capital	122,676	119,779
Accumulated deficit	(585,438)	(714,455)
Accumulated other comprehensive income	107,808	112,278

	347,267	219,823

	$500,436	$548,987

As at September 30, 2008, there were 74,620,328 issued and outstanding common shares and 6,064,688 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2008 Third Quarter Reconciliation of GAAP Earnings to

Adjusted Non-GAAP Earnings	Exhibit 1

	Three months ended			Three months ended
	September 30, 2008			September 30, 2008
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$10.9	$—		$10.9

Cost and expenses
Cost of sales	(2.0)	0.0	(a)	(2.0)
Accrued cost of sales re: MEEI	(1.0)	1.0	(b)	—
Research and development	(6.9)	0.2	(a)	(6.7)
Selling, general and administrative	(4.4)	0.5	(a)	(3.9)
Depreciation	(0.5)	—		(0.5)
Litigation	—	—		—
Gain on sale of long-lived assets	21.3	(21.3)	(c)	—
Restructuring	(0.3)	0.3	(d)	—

	6.2	(19.2)		(13.0)

Operating income (loss)	17.0	(19.2)		(2.2)

Investment and other (expense) income
Net foreign exchange losses	(0.3)	—		(0.3)
Interest income	1.9	—		1.9
Interest expense	(2.7)	1.5	(b)	(1.2)
Other	0.0	—		0.0

	(1.2)	1.5		0.4

Income (loss) from continuing operations before income taxes	15.9	(17.7)		(1.8)
Provision for income taxes	(3.7)	3.7	(e)	(0.0)

Income (loss) from continuing operations	12.1	(14.0)		(1.8)

Income from discontinued operations, net of income taxes	134.8	(129.3)	(a) (d) (f) (g)	5.4

Net income	$146.9	$(143.3)		$3.6

Basic net income per common share:
Continuing operations	$0.16			$(0.02)
Discontinued operations	1.81			0.07

Net income	$1.97			$0.05

Diluted net income per common share:
Continuing operations	$0.16			$(0.02)
Discontinued operations	1.81			0.07

Net income	$1.97			$0.05

Weighted average number of common shares outstanding (in millions)
Basic	74.6			74.6
Diluted	74.6			74.6
Adjustments:
(a)	Remove stock based compensation.

(b)	Remove accrued cost of sales re: MEEI and related interest expense.

(c)	Remove gain on sale of long-lived assets.

(d)	Remove restructuring charge.

(e)	Remove income tax impact of the above adjustments.

(f)	Remove gain on sale of assets, net of tax.

(g)	Remove recognition of tax asset related to reversal of valuation allowance.
(1)  The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2008 Third Quarter Reconciliation of GAAP Earnings to

Adjusted Non-GAAP Earnings	Exhibit 2

	Nine months ended			Nine months ended
	September 30, 2008			September 30, 2008
(In millions of United States dollars, except per share information)	GAAP	Adjustments		Non-GAAP(1)

(Unaudited)
Revenues
Net product revenue	$36.5	$(0.4)	(a)	$36.0

Cost and expenses
Cost of sales	(7.3)	0.9	(a) (b)	(6.4)
Accrued cost of sales re: MEEI	(3.3)	3.3	(c)	—
Research and development	(23.0)	0.8	(b)	(22.2)
Selling, general and administrative	(15.5)	1.3	(b)	(14.2)
Depreciation	(2.6)	0.2	(d)	(2.4)
Litigation	(0.9)	0.9	(e)	—
Gain on sale of long-lived assets	21.3	(21.3)	(f)	—
Restructuring	(9.4)	9.4	(g)	—

	(40.8)	(4.5)		(45.3)

Operating loss	(4.3)	(4.9)		(9.2)

Investment and other (expense) income
Net foreign exchange gains	(0.1)	—		(0.1)
Interest income	5.8	—		5.8
Interest expense	(8.8)	4.3	(c)	(4.5)
Other	0.3	—		0.3

	(2.8)	4.3		1.5

Loss from continuing operations before income taxes	(7.1)	(0.6)		(7.7)
Provision for income taxes	(0.1)	(1.1)	(h)	(1.3)

Loss from continuing operations	(7.3)	(1.7)		(9.0)

Income from discontinued operations, net of income taxes	136.3	(125.1)	(a)(b)(g)(i)(j)	11.2

Net income	$129.0	$(126.8)		$2.2

Basic net income per common share:
Continuing operations	$(0.10)			$(0.12)
Discontinued operations	1.83			0.15

Net income	$1.73			$0.03

Diluted net income per common share:
Continuing operations	$(0.10)			$(0.12)
Discontinued operations	1.83			0.15

Net income	$1.73			$0.03

Weighted average number of common shares outstanding (in millions)
Basic	74.6			74.6
Diluted	74.6			74.6
Adjustments:
(a)	Remove inventory write-down.

(b)	Remove stock based compensation.

(c)	Remove accrued cost of sales re: MEEI and related interest expense.

(d)	Remove impairment of fixed assets.

(e)	Remove litigation expense.

(f)	Remove gain on sale of long-lived assets.

(g)	Remove restructuring charge.

(h)	Remove income tax impact of the above adjustments.

(i)	Remove gain on sale of assets, net of tax.

(j)	Remove recognition of tax asset related to reversal of valuation allowance.
(1)  The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc.:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
Aczone is a registered trademark of Allergan Sales, LLC.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our plans to divest certain of our assets; our expectations for timing to receive data from our CORE study and our Visudyne RADICAL study; our expectation in the near term of increased profitability from Visudyne sales as a result of reduced selling and administration expenses; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; our ability to successfully complete the sale of one or more of our assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.